Exhibit 99.1

FOR IMMEDIATE RELEASE

April 11, 2024	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS REPORTS
SECOND FISCAL QUARTER SAME STORE SALES

(GOLDEN, CO) Good Times Restaurants Inc. (GTIM), operator of Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard, today announced that same store sales1 increased 0.9% for its Good Times brand and decreased 3.2% for its Bad Daddy’s brand compared to the same prior-year fiscal quarter and average weekly sales2 were $27,133 and $50,880 for its Good Times and Bad Daddy’s brands, respectively, for its second fiscal quarter ended March 26, 2024.

Ryan Zink, President and CEO, said “The strength of our Good Times brand is clearly evident from this quarter’s sales performance. Our Colorado-based brand delivered positive same store sales despite significantly unfavorable weather during the quarter.”

“The sequential improvement in Bad Daddy’s same store sales is encouraging, with same store declines nearly half of what we saw in the first fiscal quarter. The more impressive trend is that, like many in the casual dining space, we saw a weak January but this was then offset by improving trends throughout the quarter, with a particularly strong March in spite of our Colorado Bad Daddy’s being affected by the same unfavorable weather impacting our Good Times brand.” Zink continued.

Mr. Zink concluded, “I believe that the top line results this quarter demonstrate the success of our strategies at both concepts, including meaningful capital investments at Good Times to freshen and modernize that brand, and the operational changes at Bad Daddy’s driving a greater ownership mindset and ultimately improved hospitality and guest experience.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. owns, operates, and licenses 41 Bad Daddy’s Burger Bar restaurants through its wholly owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of local and craft beers in a high-energy atmosphere that appeals to a broad consumer base. Additionally, through its wholly owned subsidiaries, Good Times Restaurants Inc. owns, operates and franchises 31 Good Times Burgers & Frozen Custard restaurants primarily in Colorado. Good Times is a regional quick-service concept featuring 100% all-natural burgers and chicken sandwiches, signature wild fries, green chili breakfast burritos and fresh frozen custard desserts.

1 Same store sales include all company-owned restaurants currently open with at least 18 full fiscal months of operating history.  Same store sales do not include the impact of revenue recognition related to the GT Rewards loyalty program which is immaterial.

2 Average weekly sales include all company-owned restaurants open for the full fiscal quarter.

Forward Looking Statements Disclaimer: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek”, “plan” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. Such risks and uncertainties include, among other things, the market price of the Company's stock prevailing from time to time, the nature of other investment opportunities presented to the Company, the disruption to our business from pandemics and other public health emergencies, the impact and duration of staffing constraints at our restaurants, the impact of supply chain constraints and the current inflationary environment, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, other general economic and operating conditions, risks associated with our share repurchase program, risks associated with the acquisition of additional restaurants, the adequacy of cash flows and the cost and availability of capital or credit facility borrowings to provide liquidity, changes in federal, state, or local laws and regulations affecting the operation of our restaurants, including minimum wage and tip credit regulations, and other matters discussed under the Risk Factors section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 26, 2023 filed with the SEC, and other filings with the SEC.

GOOD TIMES RESTAURANTS INC CONTACTS:

Ryan M. Zink, President and Chief Executive Officer (303) 384-1432

Christi Pennington (303) 384-1440

Category: Financial